UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2020

MORGAN GROUP HOLDING CO.
(Exact name of registrant as specified in charter)

Delaware	333-73996	13-4196940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Theodore Fremd Avenue, Rye, New York 10580
(Address of principal executive offices)(Zip Code)

914-921-5150
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	---	---

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 8.01	Other Events.

On August 5, 2020, the previously announced spin-off (the “Distribution”) of Morgan Group Holding Co. (“MGHL”) from Associated Capital Group, Inc. (“Associated Capital”) was completed.  Associated Capital distributed on a pro rata basis 500,000 shares of MGHL common stock, par value $0.01 per share, representing its entire controlling ownership position in MGHL, to holders of class A and class B common stock, par value $0.001 per share, of Associated Capital.  This action results in the complete separation of MGHL from its former parent, Associated Capital.

Each share of Associated Capital common stock outstanding as of 5:00 p.m., New York City time, on July 30, 2020, the record date for the Distribution, entitled the holder thereof to receive a 0.022356 share of MGHL common stock. Fractional shares of MGHL common stock were not distributed in the Distribution.  In lieu of fractional shares, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each holder (net of any required withholding for taxes applicable to each holder) who would otherwise have been entitled to receive a fractional share in the Distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN GROUP HOLDING CO.

By:	/s/ Vincent M. Amabile, Jr.
Name:	Vincent M. Amabile, Jr.
Title:	Chief Executive Officer

Date:   August 6, 2020